                                                                    EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:                                                   Chapter 11 Case No.

LORAL SPACE & COMMUNICATIONS LTD., ET AL.,               03-41709 (RDD) to
                                                         03-41728 (RDD)

                Debtors.                                 (Jointly Administered)




                        MONTHLY OPERATING STATEMENTS FOR
                 THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005

DEBTORS' ADDRESS:       LORAL SPACE & COMMUNICATIONS LTD.
                        c/o LORAL SPACECOM CORPORATION
                        600 THIRD AVENUE
                        NEW YORK, NY 10016

                        MONTHLY DISBURSEMENTS MADE BY
                        LORAL SPACE & COMMUNICATIONS LTD. (IN PROVISIONAL
                        LIQUIDATION IN THE SUPREME COURT OF BERMUDA)
                        AND ITS DEBTOR SUBSIDIARIES (IN MILLIONS):                  $ 45
                                                                                    ----


DEBTORS' ATTORNEYS:     WEIL, GOTSHAL & MANGES LLP
                        767 FIFTH AVENUE
                        NEW YORK, NY 10153

                        CONSOLIDATED MONTHLY OPERATING LOSS  (IN MILLIONS):         $  8
                                                                                    ----

REPORT PREPARER:        LORAL SPACE & COMMUNICATIONS LTD., A DEBTOR IN POSSESSION
                        (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF
                        BERMUDA)


THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR

      The undersigned, having reviewed the attached report and being familiar with the Debtors' financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

                                                   /s/    Richard J. Townsend
                                                   -----------------------------
                                                           Richard J. Townsend
                                                    Executive Vice President and
                                                         Chief Financial Officer



Indicate if this is an amended statement by checking here: AMENDED STATEMENT
                                                                            ----

            LORAL SPACE & COMMUNICATIONS LTD., A DEBTOR IN POSSESSION

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  MAY 20, 2005
                                  (IN MILLIONS)
                                   (UNAUDITED)

                            ASSETS
Current assets:
  Cash and cash equivalents .................................................    $   168
  Accounts receivable, net ..................................................         15
  Contracts-in-process ......................................................         33
  Inventories ...............................................................         40
  Other current assets ......................................................         18
                                                                                 -------
      Total current assets ..................................................        274
Property, plant and equipment, net ..........................................        665
Long-term receivables .......................................................         82
Investments in and advances to affiliates ...................................         55
Deposits ....................................................................         10
Other assets ................................................................         55
                                                                                 -------
      Total assets ..........................................................    $ 1,141
                                                                                 =======

             LIABILITIES AND SHAREHOLDERS' DEFICIT
Liabilities not subject to compromise:
  Current liabilities:
    Accounts payable ........................................................    $    36
    Accrued employment costs ................................................         31
    Customer  advances  and billings in excess of costs and profits .........        120
    Deferred gain on sale of assets .........................................         10
    Income taxes payable ....................................................          1
    Other current liabilities ...............................................         19
                                                                                 -------
      Total current liabilities .............................................        217
  Pension liabilities .......................................................          1
  Long-term liabilities .....................................................         82
                                                                                 -------
      Total liabilities not subject to compromise ...........................        300

Liabilities subject to compromise (Note 4) ..................................      1,924

Minority interest ...........................................................          2

Shareholders' deficit:
  Common stock ..............................................................          4
  Paid-in capital ...........................................................      3,393
  Treasury stock ............................................................         (3)
  Retained deficit ..........................................................     (4,389)
  Accumulated other comprehensive loss ......................................        (90)
                                                                                 -------
      Total shareholders' deficit ...........................................     (1,085)
                                                                                 -------
      Total liabilities and shareholders' deficit ...........................    $ 1,141
                                                                                 =======

            LORAL SPACE & COMMUNICATIONS LTD., A DEBTOR IN POSSESSION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

Revenues from satellite services ..................................        $ 12

Revenues from satellite manufacturing .............................          22
                                                                           ----
  Total revenues ..................................................          34

Cost of satellite services ........................................          10

Cost of satellite manufacturing ...................................          20

Selling, general and administrative expenses ......................           9
                                                                           ----
Loss from continuing operations before reorganization
  expenses due to Bankruptcy ......................................          (5)

Reorganization income (expense) due to bankruptcy .................          (3)
                                                                           ----
Operating loss from continuing operations .........................          (8)

Interest and investment income ....................................
                                                                           ----
Loss from continuing operations before income taxes,
  equity income in affiliates and minority interest ...............          (8)

Income tax provision ..............................................          --
                                                                           ----
Loss from continuing operations before equity income
  in affiliates and minority interest ............................          (8)

Equity losses in affiliates .......................................          --

Minority interest .................................................          --
                                                                           ----
Loss from continuing operations ...................................          (8)

Loss from discontinued operations .................................          --
                                                                           ----
Net loss ..........................................................        $ (8)
                                                                           ====

Basic and diluted (loss) income per share:

Continuing operations ...........................................        $(0.17)

Discontinued operations ...........................................          --
                                                                           ----
Loss per share ..................................................        $(0.17)
                                                                           ====

Weighted average shares outstanding - basic and diluted ...........          44
                                                                           ====

            LORAL SPACE & COMMUNICATIONS LTD., A DEBTOR IN POSSESSION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005
                                  (IN MILLIONS)
                                   (UNAUDITED)

Operating activities:
  Net loss ......................................................         $  (8)
  Non-cash items:
    Loss from discontinued operations ...........................            --
    Equity losses in affiliates .................................            --
    Depreciation and amortization ...............................             7
    Deferred taxes ..............................................            --
  Changes in operating assets and liabilities:
    Accounts receivable .........................................            (1)
    Contracts-in-process ........................................            22
    Inventories .................................................            (3)
    Long-term receivables .......................................            --
    Other current assets and other assets .......................           (10)
    Accounts payable ............................................           (11)
    Accrued expenses and other current liabilities ..............             3
    Deferred gain on sale of assets .............................            --
    Customer advances ...........................................           (18)
    Income taxes payable ........................................            --
    Pension and other postretirement liabilities ................             2
    Long-term liabilities .......................................            --
                                                                          -----
Net cash provided by operating activities .......................           (17)
                                                                          -----

Net cash provided by discontinued operations ....................            --
                                                                          -----

Investing activities:
  Capital expenditures for continuing operations ................            --
  Investments in and advances to affiliates .....................            --
  Insurance proceeds received ...................................           100
                                                                          -----
Net cash used in investing activities ...........................           100
                                                                          -----

Net cash used in financing activities ...........................            --
                                                                          -----

Net increase in cash and cash equivalents .......................            83
Cash and cash equivalents -- beginning of period ................            85
                                                                          -----
Cash and cash equivalents -- end of period ......................         $ 168
                                                                          =====

Supplemental Cash Flow Information:
  Cash (paid) received for reorganization items:
    Professional fees ...........................................         $   1
    Retention costs .............................................            --
    Severance costs .............................................            --
    Interest income .............................................            --
                                                                          -----
                                                                          $   1
                                                                          =====

            LORAL SPACE & COMMUNICATIONS LTD., A DEBTOR IN POSSESSION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND PRINCIPAL BUSINESS

   Loral Space & Communications Ltd. ("Loral," the "Company," "we," "our" and "us", terms that include our subsidiaries unless otherwise indicated or the context requires), together with its subsidiaries is a leading satellite communications company with substantial activities in satellite-based communications services and satellite manufacturing. Loral is organized into two operating segments:

   Satellite Services, managed by our Loral Skynet division, generates its revenues and cash flows from providing satellite capacity and networking infrastructure to customers for video and direct to home ("DTH") broadcasting, high-speed data distribution, Internet access, communications and networking services.

   Satellite Manufacturing, conducted by our subsidiary, Space Systems/Loral, Inc. ("SS/L"), generates its revenues and cash flows from designing and manufacturing satellites, space systems and space system components for commercial and government applications including fixed satellite services, DTH broadcasting, broadband data distribution, wireless telephony, digital radio, military communications, weather monitoring and air traffic management.

2.  BANKRUPTCY FILINGS AND REORGANIZATION

   Bankruptcy Filings

   On July 15, 2003, Loral and certain of its subsidiaries (the "Debtor Subsidiaries" and collectively with Loral, the "Debtors"), including Loral Space & Communications Corporation, Loral SpaceCom Corporation ("Loral SpaceCom"), Loral Satellite, Inc. ("Loral Satellite"), SS/L and Loral Orion, Inc. ("Loral Orion"), filed voluntary petitions for reorganization under chapter 11 of title 11 ("Chapter 11") of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (Lead Case No. 03-41710 (RDD), Case Nos. 03-41709 (RDD) through 03-41728 (RDD)) (the "Chapter 11 Cases"). We and our Debtor Subsidiaries continue to manage our properties and operate our businesses as "debtors in possession" under the jurisdiction of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code (see Basis of Presentation Note 3).

   Also on July 15, 2003, Loral and one of its Bermuda subsidiaries (the "Bermuda Group") filed parallel insolvency proceedings in the Supreme Court of Bermuda (the "Bermuda Court"). On that date, the Bermuda Court entered an order appointing Philip Wallace, Chris Laverty and Michael Morrison, partners of KPMG, as Joint Provisional Liquidators ("JPLs") in respect of the Bermuda Group. The Bermuda Court granted the JPLs the power to oversee the continuation and reorganization of the Bermuda Group's businesses under the control of their respective boards of directors and under the supervision of the Bankruptcy Court and the Bermuda Court. The JPLs have not audited the contents of this report.

   As a result of our voluntary petitions for reorganization, all of our prepetition debt obligations were accelerated (see below). On July 15, 2003, we also suspended interest payments on all of our prepetition unsecured debt obligations. A creditors' committee (the "Creditors' Committee") was appointed in the Chapter 11 Cases to represent all unsecured creditors, including all debt holders and, in accordance with the provisions of the Bankruptcy Code, has the right to be heard on all matters that come before the Bankruptcy Court.

   For the duration of the Chapter 11 Cases, our businesses are subject to the risks and uncertainties of bankruptcy. For example, the Chapter 11 Cases could adversely affect our relationships with customers, suppliers and employees, which in turn could adversely affect the going concern value of our businesses and of our assets, particularly if the Chapter 11 Cases are protracted. Also, transactions outside the ordinary course of business are subject to the prior approval of the Bankruptcy Court, which may limit our ability to respond to certain market events or take advantage of certain market opportunities, and, as a result, our operations could be materially adversely affected.

   Because we are in Chapter 11, the pursuit of claims and litigation pending against us that arose prior to or relate to events that occurred prior to our bankruptcy filings is generally subject to an automatic stay under Section 362 of the Bankruptcy Code. Accordingly, absent further order of the Bankruptcy Court, parties are generally prohibited from taking any action to recover any prepetition claims or enforce any lien against or obtain possession of any of our property. In addition, pursuant to Section 365 of the Bankruptcy Code, we may reject or assume prepetition executory contracts and unexpired leases. Parties affected by our rejections of contracts or leases may file claims with the Bankruptcy Court.

   Reorganization

   After a hearing on June 1, 2005, the Bankruptcy Court ruled that, subject to our making certain clarifications, Loral's Disclosure Statement contained adequate information for the purpose of soliciting creditor approval of Loral's Plan of Reorganization. On June 3, 2005, we filed with the Bankruptcy Court a revised disclosure statement (the "Disclosure Statement") reflecting the requested clarifications, as well as a revised plan of reorganization (the "Plan of Reorganization"), and the Bankruptcy Court entered an order approving the Disclosure Statement and procedures for voting on the Plan of Reorganization. The Plan of Reorganization and Disclosure Statement reflect an agreement among us, the Creditors' Committee and the Ad-Hoc Committee of SS/L trade creditors on the elements of a consensual plan of reorganization. The Disclosure Statement establishes the enterprise value of reorganized Loral at between approximately $708 million and approximately $939 million. The Plan of Reorganization provides, among other things, that:

   - Our two businesses, Satellite Manufacturing ("New SS/L") and Satellite Services ("New Skynet"), will emerge intact as separate subsidiaries of reorganized Loral ("New Loral").

   - New SS/L will emerge debt-free.

   - New Loral will emerge as a public company under current management and will seek listing on a major stock exchange.

   - Holders of allowed claims against SS/L and Loral SpaceCom will be paid in cash in full, including interest from the petition date to the effective date of the Plan of Reorganization.

   - Loral Orion unsecured creditors will receive approximately 77 percent of New Loral common stock and their pro rata share of $200 million of preferred stock to be issued by New Skynet. These creditors also will be offered the right to subscribe to purchase their pro-rata share of $120 million in new senior secured notes of New Skynet, which rights offering will be underwritten by certain Loral Orion creditors who will receive a $6 million fee which may be payable in additional New Skynet notes.

   - Loral bondholders and certain other unsecured creditors will receive approximately 23 percent of the common stock of New Loral.

   - Existing common and preferred stock will be cancelled and no distribution will be made to the holders of such stock.

   On December 17, 2004, the United States District Court for the Southern District of New York reversed the Bankruptcy Court's decision denying the motion of the Ad Hoc Loral Stockholders Protective Committee for the appointment of an examiner under section 1104(c) of the Bankruptcy Code and remanded the matter to the Bankruptcy Court to appoint a qualified independent examiner. On December 20, 2004, the Bankruptcy Court ordered that the United States Trustee appoint an examiner to determine whether the Debtors, including their professionals, have used customary and appropriate processes and procedures to value their assets and businesses or, on the contrary, have employed improper processes and procedures in order to arrive at a materially reduced valuation of their assets and businesses. The Bankruptcy Court further ordered that the examiner shall complete his or her investigation within 30 days of appointment and shall file his or her final report within 60 days of appointment. The Bankruptcy Court established a budget of $200,000 for the examiner to be paid by the Debtors' estates. On March 14, 2005, the examiner filed his report with the Bankruptcy Court, in which he stated, among other things, his conclusion that the value range of Loral could reasonably exceed the value range set forth in our December 2004 disclosure statement, leading, in the examiner's view, to potential alternative low, midpoint and high enterprise valuations for Loral of $931 million, $1,097 million and $1,263 million, respectively. On March 29, 2005, the United States Trustee for the Southern District of New York appointed an official committee of equity security holders (the "Equity Committee") (as amended on April 7, 2005 and April 11, 2005).

   Implementation of the Plan of Reorganization and the treatment of claims and equity interests as provided therein are subject to confirmation of such Plan of Reorganization by the Bankruptcy Court. The Disclosure Statement and ballots have been mailed to creditors, and the voting deadline is set to expire on July 8, 2005. The Bankruptcy Court hearing to consider confirmation of the Plan of Reorganization has been scheduled for July 13, 2005. We cannot predict with certainty when or if confirmation of the Plan of Reorganization will occur. There can be no assurance that we will be able to obtain court approval of the Plan of Reorganization.

   Although our cash is mostly unrestricted, it resides in different Debtor Subsidiaries and we are not able to move cash freely between or among certain of our Debtor Subsidiaries without Bankruptcy Court approval. Accordingly, one or more of our Debtor Subsidiaries may not have sufficient cash to operate while another Debtor Subsidiary may have surplus cash. SS/L has received a significant portion of the insurance proceeds from the Telstar 14/Estrela do Sul-1 failure (see below), and, accordingly, is not in need of additional cash to operate.

   Certain contracts that SS/L has entered into recently provide that SS/L's customer may defer milestone payments otherwise due until after SS/L emerges from bankruptcy. Accordingly, SS/L expects to incur, through July 31, 2005, costs of approximately $59 million in performance on these contracts without corresponding payments and expects to have vendor termination liability exposure of approximately $12 million. If SS/L has not emerged from bankruptcy by July 31, 2005, SS/L will incur additional costs in performing on these contracts, which will further increase its cash needs during the pendency of the Chapter 11 Cases.

   In January 2004, the North solar array of the Telstar 14/Estrela do Sul-1 satellite ("EDS") only partially deployed after launch, diminishing the power and life expectancy of the satellite. SS/L has submitted to its insurers a claim for a total constructive loss of the satellite, seeking recovery for the insured value of $250 million. SS/L has reached a settlement agreement with a number of the insurers with respect to this pending insurance claim. Under this settlement, which was approved by the Bankruptcy Court on May 10, 2005, SS/L will receive 82% of each settling insurer's respective proportion of the insured amount which would result in $205 million in total proceeds to be received if all insurers agree to the settlement. In addition, under the settlement, the settling insurers waive any rights they may have to obtain title to EDS as a result of payment on the insurance claim. As of the date hereof, SS/L has received $129.4 million of insurance proceeds pursuant to settlements under the terms approved by the Bankruptcy Court. As of the date hereof, SS/L expects to receive an additional $4.7 million from an insurer that has agreed to the settlement and an additional $8.2 million subject to finalizing documentation with an insurer that has agreed in principle to the settlement. As to the remaining insurers, SS/L continues to negotiate with them to reach a settlement under the terms approved by the Bankruptcy Court. There can be no assurance that SS/L will be able to obtain settlements with respect to the non-settling insurers. In the event that SS/L is unable to settle with the remaining insurers in accordance with the terms approved by the Bankruptcy Court, SS/L may need to commence appropriate action(s) against such insurers to enforce its rights. There can be no assurance that SS/L will prevail in such action(s). If SS/L negotiates a lower settlement with the remaining insurers without commencing such action(s) (which will also require Bankruptcy Court approval), SS/L may be required to refund certain amounts to those insurers that have previously settled so that no settling insurer is paying a greater percentage of its respective portion of the insured amount than any other settling insurer.

   3.  BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements (the "financial statements") have been prepared assuming Loral, in its current structure, will continue as a going concern. However, the factors mentioned in
Note 2 above, among other things, raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our ability to continue as a going concern is dependent on a number of factors including, but not limited to, the Bankruptcy Court's confirmation of a plan of reorganization, and maintaining good relations with our customers, suppliers and employees. If a plan of reorganization is not confirmed and implemented, we may be forced to liquidate under applicable provisions of the Bankruptcy Code. We cannot give any assurance of the level of recovery our creditors would receive in a liquidation. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities if we were forced to liquidate (see Reorganization in Note 2).

   The financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and, in the our opinion, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results of operations, financial position and cash flows as of and for the periods presented. All intercompany transactions have been eliminated. The results of operations for the period from April 22, 2005 to May 20, 2005 are not necessarily indicative of the results to be expected for the full year.

   The financial statements have been prepared in accordance with Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7"). SOP 90-7 requires us to distinguish prepetition liabilities subject to compromise from postpetition liabilities in our condensed consolidated balance sheet. The caption "liabilities subject to compromise" reflects the carrying value of prepetition claims that will be restructured in our Chapter 11 Cases. In addition, our condensed consolidated statement of operations portray the results of operations of the reporting entity during Chapter 11 proceedings. As a result, any revenue, expenses, realized gains and losses, and provision for losses resulting directly from the reorganization and restructuring of the Company are reported separately as reorganization items, except those required to be reported as discontinued operations and extraordinary items in conformity with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144") and SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). We did not prepare combined financial statements for Loral and its Debtor Subsidiaries, since the subsidiaries that did not file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code were immaterial to our consolidated financial position and results of operations.

   Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto of Loral included in Loral's latest Annual Report on Form 10-K and the other periodic reports filed by Loral with the Securities and Exchange Commission.

   Use of Estimates in Preparation of Financial Statements

   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported for the period. Actual results could differ from estimates.

   A significant portion of our satellite manufacturing revenue is associated with long-term contracts which require significant estimates. These estimates include forecasts of costs and schedules, estimating contract revenue related to contract performance (including orbital incentives) and the potential for component obsolescence in connection with long-term procurements. Significant estimates also include the estimated useful lives of our satellites.

   Cash and Cash Equivalents

   Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less.

   Concentration of Credit Risk

   Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, foreign exchange contracts, contracts-in-process, long-term receivables and advances and loans to affiliates. Our cash and cash equivalents are maintained with high-credit-quality financial institutions. Historically, our customers have been primarily large multinational corporations and U.S. and foreign governments for which the creditworthiness was generally substantial. In recent years, we have added commercial customers which include companies in emerging markets or the development stage, some of which are highly leveraged or partially funded. Management believes that its credit evaluation, approval and monitoring processes combined with negotiated billing arrangements mitigate potential credit risks with regard to our current customer base.

   Inventories

   Inventories consist principally of parts and subassemblies used in the manufacture of satellites which have not been specifically identified to contracts-in-process, and are valued at the lower of cost or market. Cost is determined using the first-in-first-out (FIFO) or average cost method.

Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method for satellites and related equipment over the estimated useful lives of the related assets. Depreciation is provided primarily on an accelerated method for other owned assets over the estimated useful life of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

   Costs incurred in connection with the construction and successful deployment of our satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, launch and in-orbit test insurance and construction period interest. All capitalized satellite costs are amortized over the estimated useful life of the related satellite. The estimated useful life of the satellites (ranging from seven to 16 years) was determined by engineering analyses performed at the satellite's in-service date. Satellite lives are reevaluated periodically. Losses from unsuccessful launches and in-orbit failures of our satellites, net of insurance proceeds (so long as such amounts are determinable and receipt is probable), are recorded in the period a loss occurs.

   On March 17, 2004 we sold our North American satellites and related assets.

   During September 2004, our Telstar 18 satellite began commercial service and we recognized $87 million of sales and $80 million of cost of sales relating to the sales-type lease element of our agreement with APT. In addition, as of May 20, 2005, we have recorded $11 million of deferred revenue relating to the operating lease and service elements of the agreement (primarily APT's lease of four transponders for four years and four additional transponders for five years and our providing APT with telemetry tracking and control services for the life of the satellite), which will be recognized on a straight-line basis over the life of the related element to be provided. Also, as of May 20, 2005, we have recorded a long-term liability of $23 million, representing the present value of our obligation to make future payments of $18.1 million to APT on each of the fourth and fifth service anniversaries of Telstar 18, whereupon APT's leasehold interest in the related transponders described in the preceding sentence, would be terminated.

   Valuation of Satellites, Long-Lived Assets and Investments in and Advances to Affiliates

   The carrying value of our satellites, long-lived assets and investments in and advances to affiliates is reviewed for impairment in accordance with SFAS 144 and Accounting Principles Board ("APB") Opinion No. 18, Equity Method of Accounting for Investments in Common Stock, respectively. We periodically evaluate potential impairment loss relating to our satellites and other long-lived assets, when a change in circumstances occurs, by assessing whether the carrying amount of these assets can be recovered over their remaining lives through future undiscounted expected cash flows generated by those assets (excluding financing costs). If the expected undiscounted future cash flows were less than the carrying value of the long-lived asset, an impairment charge would be recorded. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows could be impacted by, among other things:

   -  Changes in estimates of the useful life of the satellite

   - Changes in estimates of our ability to operate the satellite at expected levels

   -  Changes in the manner in which the satellite is to be used

   -  The loss of one or several significant customer contracts on the satellite

   If an impairment loss was indicated for a satellite, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS 144, and we received insurance proceeds, the proceeds would be recognized in our consolidated statement of operations. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in our consolidated statement of operations.

   Deposits

   Deposits primarily represent prepaid amounts on satellite launch vehicles which are expected to be utilized for the launch of customer or Company-owned satellites.

   Revenue Recognition

   Revenue from satellite sales under long-term fixed-price contracts is recognized following the provisions of Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using the cost-to-cost percentage-of-completion method. Revenue includes the basic contract price and estimated amounts for penalties and incentive payments, including award fees, performance incentives, and estimated orbital incentives discounted to their present value at launch date. Costs include the development effort required for the production of high-technology satellites, non-recurring engineering and design efforts in early periods of contract performance, as well as the cost of qualification testing requirements. Contracts are typically subject to termination for convenience or for default. If a contract is terminated for convenience by a customer or due to a customer's default, the Company is generally entitled to its costs incurred plus a reasonable profit.

   Revenue under cost-reimbursable type contracts is recognized as costs are incurred; incentive fees are estimated and recognized over the contract term.

   U.S. government contract risks include dependence on future appropriations and administrative allotment of funds and changes in government policies. Costs incurred under U.S. government contracts are subject to audit. Management believes the results of such audits will not have a material effect on Loral's financial position or its results of operations.

   Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the conditions that require the revision become known and are estimable. In accordance with industry practice, contracts-in-process include unbilled amounts relating to contracts and programs with long production cycles, a portion of which may not be billable within one year.

   We provide satellite capacity and network services under lease agreements that generally provide for the use of satellite transponders and, in certain cases, earth stations and other terrestrial communications equipment for periods generally ranging from one year to the end of life of the satellite. Some of these agreements have certain obligations, including providing spare or substitute capacity, if available, in the event of satellite failure. If no spare or substitute capacity is available, the agreement may be terminated. Revenue under transponder lease and network services agreements is recognized as services are performed, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenues under contracts that include fixed lease payment increases are recognized on a straight-line basis over the life of the lease.

   Lease contracts qualifying for capital lease treatment are accounted for as sales-type leases.

   Other terrestrial communications equipment represents network elements (antennas, transmission equipment, etc.) necessary to enable communication between multiple terrestrial locations through a customer-selected satellite communications service provider. Revenue from equipment sales is primarily recognized upon acceptance by the customer, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenue from equipment sales under long-term fixed price contracts is recognized using the cost-to-cost percentage-of-completion method. Losses on contracts are recognized when determined and revisions in profit estimates are reflected in the period in which the conditions that require the revision become known and are estimable. Revenues under arrangements that include both services and equipment elements are allocated based on the relative fair values of the elements of the arrangement; otherwise, revenue is recognized as services are provided over the life of the arrangement.

   Foreign Exchange Contracts

   Prior to filing Chapter 11, we entered into foreign exchange contracts as hedges against exchange rate fluctuations of future accounts receivable and accounts payable under contracts-in-process which are denominated in foreign currencies. We follow SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which among other things requires that all derivative instruments be recorded on the balance sheet at their fair value. Upon filing Chapter 11, SS/L's hedges with counterparties (primarily yen denominated forward contracts) were cancelled leaving SS/L vulnerable to foreign currency fluctuations in the future. The inability to enter into forward contracts exposes SS/L's future revenues, costs and cash associated with anticipated yen denominated receipts and payments to currency fluctuations.

   Income Taxes

   As a Bermuda company, we are subject to U.S. federal, state and local income taxation at regular corporate rates plus an additional 30% "branch profits" tax on any income that is effectively connected with the conduct of a U.S. trade or business. Loral's U.S. subsidiaries are subject to regular corporate tax on their worldwide income.

   Deferred income taxes reflect the future tax effect of temporary differences between the carrying amount of assets and liabilities for financial and income tax reporting and are measured by applying statutory tax rates in effect for the year during which the differences are expected to reverse. The deferred tax assets are reduced by a valuation allowance to the extent it is more likely than not that the deferred tax assets will not be realized.

   Our policy is to establish a tax contingency accrual for potential audit issues. The tax contingency accrual is based on our estimate of whether additional taxes will be due in the future. Any additional taxes due will be determined only upon completion of current and future federal, state and international tax audits. The timing of such payments cannot be determined but we expect they will not be made within one year. Any such liability would be unsecured pre-petition liabilities in our bankruptcy proceedings and will be afforded the treatment set forth in the plan of reorganization approved by the Bankruptcy Court. Therefore, the tax contingency liability is included in "Liabilities Subject to Compromise" in the accompanying condensed consolidated balance sheet (see Note 4).

   As of May 20, 2005, Loral continues to maintain the 100% valuation allowance against the net deferred tax assets of its U.S. consolidated group, established at December 31, 2002 and recorded no benefit for its domestic loss. The income tax provision for continuing operations includes any change to this valuation allowance, any provision for current federal, state and foreign income taxes and any adjustment to tax contingency accruals for potential audit issues. The tax contingency accruals are based on our estimate of whether additional taxes will be due in the future. Any additional taxes due will be determined only upon completion of current and future federal, state and international tax audits. The timing of such payments cannot be determined but we expect they will not be made within one year. Any such liability would be unsecured pre-petition liabilities in our bankruptcy proceedings and will be afforded the treatment set forth in the plan of reorganization approved by the Bankruptcy Court. Therefore, the tax contingency liability is included in "Liabilities Subject to Compromise" in the accompanying Condensed Consolidated Balance Sheets.

   4.  LIABILITIES SUBJECT TO COMPROMISE

   As discussed in Note 2, we and our Debtor Subsidiaries have been operating as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code.

   On the condensed consolidated balance sheets, the caption "liabilities subject to compromise" reflects our carrying value of prepetition claims that will be restructured in our Chapter 11 Cases. Pursuant to court order, we have been authorized to pay certain prepetition operating liabilities incurred in the ordinary course of business (e.g. salaries and insurance). Since July 15, 2003, as permitted under the Bankruptcy Code, we have rejected certain of our prepetition contracts and are calculating our estimated liability to the unsecured creditors affected by these rejections. The Bankruptcy Court established January 26, 2004 as the bar date in the Debtors' Chapter 11 Cases, which is the date by which prepetition claims against us and our Debtor Subsidiaries were to have been filed for claimants to receive any distribution in the Chapter 11 Cases. Differences between liability amounts estimated by us and claims filed by our creditors are being investigated and the Bankruptcy Court will make a final determination of the allowable claims. The determination of how liabilities ultimately will be treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization. (See Note 2). We will continue to evaluate the amount and classification of our prepetition liabilities through the remainder of our Chapter 11 Cases. Should we identify additional liabilities subject to compromise, we will recognize them accordingly. As a result, "liabilities subject to compromise" may change. Claims classified as "liabilities subject to compromise" represent secured as well as unsecured claims. Liabilities subject to compromise at May 20, 2005 consisted of the following (in thousands):

Debt obligations (Note 4) .......................................         $1,270
Accounts payable ................................................             55
Accrued employment costs ........................................              1
Customer advances ...............................................             29
Accrued interest and preferred dividends ........................             40
Income taxes payable ............................................             41
Pension and other postretirement liabilities ....................            186
Other liabilities ...............................................             78
6% Series C convertible redeemable preferred stock ..............            187
6% Series D convertible redeemable preferred stock ..............             37
                                                                          ------
                                                                          $1,924
                                                                          ======

    DEBT OBLIGATION

         Debt consists of the following at May 20, 2005 (in millions):

            Loral Orion 10.00% senior notes due 2006:
              Principal amount............................................................  $      613
              Accrued interest (deferred gain on debt exchanges)..........................         214
            Loral 9.50% Senior notes due 2006.............................................         350
            Loral Orion debt non-recourse to Loral:
              11.25% Senior notes due 2007 (principal amount $37 million).................          39
              12.50% Senior discount notes due 2007 (principal amount $49 million)........          54
                                                                                            -----------
            Total debt....................................................................       1,270
            Less, current maturities included in liabilities subject to compromise (Note 4)      1,270
                                                                                            -----------
                                                                                            $        --
                                                                                            ===========

    As a result of our voluntary petitions for reorganization, all of our prepetition debt obligations were accelerated. A creditors' committee was appointed in the Chapter 11 Cases to represent all unsecured creditors, including all of our debt holders and, in accordance with the provisions of the Bankruptcy Code, the committee has the right to be heard on all matters that come before the Bankruptcy Court (see Note 2).

    On March 17, 2004, we repaid all $967 million of our outstanding secured bank debt. As of May 20, 2005, the principal amounts of our prepetition debt obligations were $1.049 billion.

    Subsequent to our voluntary petitions for reorganization on July 15, 2003, we only recognized and paid interest on our secured bank debt through March 18, 2004 and stopped recognizing and paying interest on all other outstanding debt obligations. While we are in Chapter 11, we only recognize interest expense to the extent paid. For the month ended May 20, 2005, we did not recognize approximately $4 million of interest expense on our 9.5%, 11.25% and 12.5% senior notes and approximately $5 million of a reduction to accrued interest on our 10% senior notes as a result of the suspension of interest payments on our debt obligations.

5.  REORGANIZATION INCOME (EXPENSES) DUE TO BANKRUPTCY

    Reorganization expenses due to bankruptcy for the period from April 22, 2005 to May 20, 2005, were as follows (in millions):

Professional fees ........................................................    $2
Vendor settlement (gain) .................................................    --
Facility closing costs ...................................................    --
Interest income ..........................................................    --
                                                                              --
                                                                              --
  Total reorganization expenses due to bankruptcy ........................    $2
                                                                              ==

6.  INSURANCE

    Premiums to date for all insurance policies, including worker's compensation and disability insurance, have been paid and are in full force and effect.

        LORAL SPACE & COMMUNICATIONS LTD., ET AL., DEBTORS IN POSSESSION

             INDEX OF BANKRUPTCY COURT REPORTING SCHEDULES BY DEBTOR


                                                  SCHEDULE
                                                 -----------

Gross salaries & wages                               I
Employer payroll taxes withheld                      I
Employer payroll taxes due                           I
Gross taxable sales                                  II
Sales/VAT taxes collected                            II
Property taxes                                      III
Other taxes                                          IV
Total third party disbursements                      V

                                                                      SCHEDULE I

        LORAL SPACE & COMMUNICATIONS LTD., ET AL., DEBTORS IN POSSESSION

               GROSS SALARIES & WAGES AND PAYROLL TAXES BY DEBTOR

               FOR THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005

                                 (IN THOUSANDS)


                                                                               EMPLOYEE
                                                                   GROSS       PAYROLL     EMPLOYER
                                                                  SALARIES &    TAXES      PAYROLL
LEGAL ENTITY                                   CASE NUMBER          WAGES      WITHHELD    TAXES DUE
------------                                   -----------          -----      --------    ---------
Loral Space & Communications Ltd.              03-41710 (RDD)      $    --      $   --      $ --

Loral Space & Communications Corporation       03-41711 (RDD)           --          --        --

Loral SpaceCom Corporation (a)                 03-41709 (RDD)        2,489         718       136

Loral Satellite, Inc.                          03-41712 (RDD)           --          --        --

Space Systems/Loral, Inc. (b)                  03-41713 (RDD)       10,154       2,707       729

Loral Communications Services, Inc. (b)        03-41714 (RDD)          294          84        20

Loral Ground Services, L.L.C                   03-41715 (RDD)           --          --        --

Loral Orion, Inc.                              03-41716 (RDD)           --          --        --

Loral CyberStar Global Services, Inc.          03-41717 (RDD)           --          --        --

Loral CyberStar GmbH                           03-41718 (RDD)           --          --        --

Loral CyberStar Japan, Inc.                    03-41719 (RDD)           --          --        --

Loral CyberStar Services, Inc.                 03-41720 (RDD)           --          --        --

Loral CyberStar Holdings, L.L.C                03-41721 (RDD)           --          --        --

Loral CyberStar International, Inc.            03-41722 (RDD)           --          --        --

Loral Asia Pacific Satellite (HK) Limited      03-41723 (RDD)           --          --        --

SS/L Export Corporation                        03-41724 (RDD)           --          --        --

CyberStar, L.P.                                03-41725 (RDD)           --          --        --

CyberStar, L.L.C                               03-41726 (RDD)           --          --        --

Loral Skynet Network Services, Inc.            03-41727 (RDD)           38          10        --

Loral Licensing Ltd.                           03-41728 (RDD)           --          --        --
                                                                   -------      ------      ----
                                                                   $12,975      $3,519      $885
                                                                   =======      ======      ====


(a) Taxes for a division of the legal entity are remitted to a third party vendor and paid by the third party vendor to the appropriate taxing authorities.

(b) Taxes are remitted by the legal entity to a third party vendor and paid by the third party vendor to the appropriate taxing authorities.

                                                                     SCHEDULE II

        LORAL SPACE & COMMUNICATIONS LTD., ET AL., DEBTORS IN POSSESSION

                GROSS TAXABLE SALES AND SALES/VAT TAXES COLLECTED

               FOR THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005

                                 (IN THOUSANDS)


                                                                 GROSS     SALES/VAT
                                                                 TAXABLE    TAXES
LEGAL ENTITY                                   CASE NUMBER        SALES    COLLECTED
------------                                   -----------        -----    ---------
Loral Space & Communications Ltd.              03-41710 (RDD)      $ --      $--

Loral Space & Communications Corporation       03-41711 (RDD)        --       --

Loral SpaceCom Corporation                     03-41709 (RDD)        --       --

Loral Satellite, Inc.                          03-41712 (RDD)        --       --

Space Systems/Loral, Inc.                      03-41713 (RDD)        --       --

Loral Communications Services, Inc.            03-41714 (RDD)        --       --

Loral Ground Services, L.L.C                   03-41715 (RDD)        --       --

Loral Orion, Inc.                              03-41716 (RDD)        --       --

Loral CyberStar Global Services, Inc.          03-41717 (RDD)        --       --

Loral CyberStar GmbH                           03-41718 (RDD)       123       20

Loral CyberStar Japan, Inc.                    03-41719 (RDD)        --       --

Loral CyberStar Services, Inc.                 03-41720 (RDD)        --       --

Loral CyberStar Holdings, L.L.C                03-41721 (RDD)        --       --

Loral CyberStar International, Inc.            03-41722 (RDD)        --       --

Loral Asia Pacific Satellite (HK) Limited      03-41723 (RDD)        --       --

SS/L Export Corporation                        03-41724 (RDD)        --       --

CyberStar, L.P.                                03-41725 (RDD)        --       --

CyberStar, L.L.C                               03-41726 (RDD)        --       --

Loral Skynet Network Services, Inc.            03-41727 (RDD)        10        2

Loral Licensing Ltd.                           03-41728 (RDD)        --       --
                                                                   ----      ---
                                                                   $133      $22
                                                                   ====      ===

                                                                    SCHEDULE III

        LORAL SPACE & COMMUNICATIONS LTD., ET AL., DEBTORS IN POSSESSION

                            PROPERTY TAXES BY DEBTOR

               FOR THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005

                                 (IN THOUSANDS)


                                                                 PROPERTY  PROPERTY
                                                                  TAXES     TAXES
LEGAL ENTITY                                    CASE NUMBER      INCURRED   PAID
------------                                    -----------      --------   ----
Loral Space & Communications Ltd.              03-41710 (RDD)      $ --      $--

Loral Space & Communications Corporation       03-41711 (RDD)        --       --

Loral SpaceCom Corporation                     03-41709 (RDD)        14        4

Loral Satellite, Inc.                          03-41712 (RDD)        --       --

Space Systems/Loral, Inc.                      03-41713 (RDD)       210       --

Loral Communications Services, Inc.            03-41714 (RDD)        --       --

Loral Ground Services, L.L.C                   03-41715 (RDD)        --       --

Loral Orion, Inc.                              03-41716 (RDD)        --       --

Loral CyberStar Global Services, Inc.          03-41717 (RDD)        --       --

Loral CyberStar GmbH                           03-41718 (RDD)        --       --

Loral CyberStar Japan, Inc.                    03-41719 (RDD)        --       --

Loral CyberStar Services, Inc.                 03-41720 (RDD)        --       --

Loral CyberStar Holdings, L.L.C                03-41721 (RDD)        --       --

Loral CyberStar International, Inc.            03-41722 (RDD)        --       --

Loral Asia Pacific Satellite (HK) Limited      03-41723 (RDD)        --       --

SS/L Export Corporation                        03-41724 (RDD)        --       --

CyberStar, L.P.                                03-41725 (RDD)        --       --

CyberStar, L.L.C                               03-41726 (RDD)        --       --

Loral Skynet Network Services, Inc.            03-41727 (RDD)        20       80

Loral Licensing Ltd.                           03-41728 (RDD)        --       --
                                                                   ----      ---
                                                                   $244      $84
                                                                   ====      ===

                                                                     SCHEDULE IV

        LORAL SPACE & COMMUNICATIONS LTD., ET AL., DEBTORS IN POSSESSION

                              OTHER TAXES BY DEBTOR

               FOR THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005

                                 (IN THOUSANDS)



                                                                             UNIVERSAL
                                                                              SERVICE                            TOTAL
                                                                STATE/CITY      FUND       FEDERAL   FOREIGN     OTHER
LEGAL ENTITY                                   CASE NUMBER        TAXES        TAXES        TAXES     TAXES      TAXES
------------                                   -----------        -----        -----        -----     -----      -----

Loral Space & Communications Ltd.              03-41710 (RDD)      $--         $ --         $ --       $ --       $ --

Loral Space & Communications Corporation       03-41711 (RDD)       --           --           --         --         --

Loral SpaceCom Corporation                     03-41709 (RDD)       (1)           1           --         --          1

Loral Satellite, Inc.                          03-41712 (RDD)       --           --           --         --         --

Space Systems/Loral, Inc.                      03-41713 (RDD)       --           --           --         --         --

Loral Communications Services, Inc.            03-41714 (RDD)       --           --           --         --         --

Loral Ground Services, L.L.C                   03-41715 (RDD)       --           --           --         --         --

Loral Orion, Inc.                              03-41716 (RDD)       --           --           --          0          0

Loral CyberStar Global Services, Inc.          03-41717 (RDD)       --           --           --         --         --

Loral CyberStar GmbH                           03-41718 (RDD)       --           --           --         --         --

Loral CyberStar Japan, Inc.                    03-41719 (RDD)       --           --           --         --         --

Loral CyberStar Services, Inc.                 03-41720 (RDD)       --           --           --         --         --

Loral CyberStar Holdings, L.L.C                03-41721 (RDD)       --           --           --         --         --

Loral CyberStar International, Inc.            03-41722 (RDD)       --           --           --         --         --

Loral Asia Pacific Satellite (HK) Limited      03-41723 (RDD)       --           --           --         --         --

SS/L Export Corporation                        03-41724 (RDD)       --           --           --         --         --

CyberStar, L.P.                                03-41725 (RDD)       --           --           --         --         --

CyberStar, L.L.C                               03-41726 (RDD)       --           --           --         --         --

Loral Skynet Network Services, Inc.            03-41727 (RDD)       --            4           --        (30)       (26)

Loral Licensing Ltd.                           03-41728 (RDD)       --           --           --         --         --
                                                                   ---         ----         ----       ----       ----
                                                                   $(1)        $  5         $ --       $(30)      $(25)
                                                                   ===         ====         ====       ====       ====

                                                                      SCHEDULE V

        LORAL SPACE & COMMUNICATIONS LTD., ET AL., DEBTORS IN POSSESSION

                    TOTAL THIRD PARTY DISBURSEMENTS BY DEBTOR

               FOR THE PERIOD FROM APRIL 22, 2005 TO MAY 20, 2005

                                 (IN THOUSANDS)




LEGAL ENTITY                                    CASE NUMBER     DISBURSEMENTS
------------                                    -----------     -------------

Loral Space & Communications Ltd.              03-41710 (RDD)      $    51

Loral Space & Communications Corporation       03-41711 (RDD)           --

Loral SpaceCom Corporation                     03-41709 (RDD)       14,197

Loral Satellite, Inc.                          03-41712 (RDD)           --

Space Systems/Loral, Inc.                      03-41713 (RDD)       30,735

Loral Communications Services, Inc.            03-41714 (RDD)          281

Loral Ground Services, L.L.C                   03-41715 (RDD)           --

Loral Orion, Inc.                              03-41716 (RDD)           --

Loral CyberStar Global Services, Inc.          03-41717 (RDD)           --

Loral CyberStar GmbH                           03-41718 (RDD)           94

Loral CyberStar Japan, Inc.                    03-41719 (RDD)           --

Loral CyberStar Services, Inc.                 03-41720 (RDD)           --

Loral CyberStar Holdings, L.L.C                03-41721 (RDD)           --

Loral CyberStar International, Inc.            03-41722 (RDD)           --

Loral Asia Pacific Satellite (HK) Limited      03-41723 (RDD)           --

SS/L Export Corporation                        03-41724 (RDD)           --

CyberStar, L.P.                                03-41725 (RDD)           --

CyberStar, L.L.C                               03-41726 (RDD)           --

Loral Skynet Network Services, Inc.            03-41727 (RDD)           --

Loral Licensing Ltd.                           03-41728 (RDD)           --
                                                                   -------
                                                                   $45,358
                                                                   =======